Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Armstrong World Industries, Inc.:

We consent to the incorporation by reference on Form S-8 (Registration Statement Nos. 333-138034, 333-154765, 333-177072 and 333-212457) and on Form S-3 (Registration Statement Nos. 333-179711 and 333-202253) of Armstrong World Industries, Inc. of our reports dated February 27, 2017, with respect to the consolidated balance sheets of Armstrong World Industries, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of earnings and comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the financial statement schedule of valuation and qualifying reserves, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Armstrong World Industries, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 27, 2017